Exhibit 99.1

AMAZON.COM ANNOUNCES FIRST QUARTER RESULTS

SEATTLE—(BUSINESS WIRE) April 29, 2021—Amazon.com, Inc. (NASDAQ: AMZN) today announced financial results for its first quarter ended March 31, 2021.

•Operating cash flow increased 69% to $67.2 billion for the trailing twelve months, compared with $39.7 billion for the trailing twelve months ended March 31, 2020.
•Free cash flow increased to $26.4 billion for the trailing twelve months, compared with $24.3 billion for the trailing twelve months ended March 31, 2020.
•Free cash flow less principal repayments of finance leases and financing obligations increased to $14.9 billion for the trailing twelve months, compared with $14.3 billion for the trailing twelve months ended March 31, 2020.
•Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations increased to $16.8 billion for the trailing twelve months, compared with $11.7 billion for the trailing twelve months ended March 31, 2020.
•Common shares outstanding plus shares underlying stock-based awards totaled 519 million on March 31, 2021, compared with 513 million one year ago.
•Net sales increased 44% to $108.5 billion in the first quarter, compared with $75.5 billion in first quarter 2020. Excluding the $2.1 billion favorable impact from year-over-year changes in foreign exchange rates throughout the quarter, net sales increased 41% compared with first quarter 2020.
•Operating income increased to $8.9 billion in the first quarter, compared with operating income of $4.0 billion in first quarter 2020.
•Net income increased to $8.1 billion in the first quarter, or $15.79 per diluted share, compared with net income of $2.5 billion, or $5.01 per diluted share, in first quarter 2020.

“Two of our kids are now 10 and 15 years old—and after years of being nurtured, they’re growing up fast and coming into their own,” said Jeff Bezos, Amazon founder and CEO. “As Prime Video turns 10, over 175 million Prime members have streamed shows and movies in the past year, and streaming hours are up more than 70% year over year. Amazon Studios received a record 12 Academy Award nominations and two wins. Upcoming originals include Tom Clancy’s Without Remorse, The Tomorrow War, The Underground Railroad, and much more. In just 15 years, AWS has become a $54 billion annual sales run rate business competing against the world’s largest technology companies, and its growth is accelerating—up 32% year over year. Companies from Airbnb to McDonald’s to Volkswagen come to AWS because we offer what is by far the broadest set of tools and services available, and we continue to invent relentlessly on their behalf. We love Prime Video and AWS, and we’re proud to have them in the family.”

Highlights

Our Vision to be Earth’s Best Employer and Earth’s Safest Place to Work
•Amazon ranked #1 in the U.S. on LinkedIn’s 2021 Top Companies, an annual list identifying the most sought-after places to work based on their ability to attract and retain the best talent, including promotions, opportunities for employees to learn new skills, hiring people from all backgrounds and levels of education, and gender diversity. In addition, Amazon ranked #2 on the Fortune World’s Most Admired Companies list and #3 on Boston Consulting Group’s Most Innovative Companies list.

•In partnership with government and public health officials across the globe, Amazon is rapidly expanding on-site COVID-19 vaccination programs for its front-line employees and contractors. In addition to offering COVID-19 testing on-site, Amazon has hosted vaccination events at fulfillment centers, sort centers, delivery stations, and AWS data centers in 29 states, reaching more than 300,000 front-line employees and contractors. In some locations, Amazon opened the vaccination program to employee household members. Given the vaccination program’s progress in the U.S., it will soon expand to front-line employees in other countries.
•Amazon is committed to leading the way for workplaces around the world to proactively manage—and prevent—work-related musculoskeletal disorders (MSDs) by drawing on expertise in innovation and technology, and collaborating with proven thought leaders and scientists. MSDs are common in the type of work done in warehouse operations and are more likely to occur during an employee’s first six months. Amazon’s increased attention to early MSD prevention is already achieving results. From 2019 to 2020, overall MSDs decreased by 32% and MSDs resulting in time away from work decreased by more than half.
•Amazon is expanding its workplace health and safety program WorkingWell with the aim of cutting recordable incident rates by 50% by 2025. WorkingWell is currently available to 859,000 employees at 350 sites across North America and Europe. Through the program, small groups of employees are coached on body mechanics, proactive wellness, and safety. In addition to reducing workplace injuries, these concepts have a positive impact on regular day-to-day activities and have contributed to reducing MSD recordable incident rates.
•Since 2020, in partnership with Crossover Health, Amazon opened 17 neighborhood health centers for employees and their families in the areas around Dallas–Fort Worth, Texas; Detroit, Michigan; Louisville, Kentucky; Phoenix, Arizona; and San Bernardino, California. Centers are located next to where employees live and work to provide affordable, convenient, and high quality health care, and patients report a 90% satisfaction score. Amazon is evaluating expansion of the program so that even more employees can access quality care whenever, and wherever, they need it.
•Amazon is fitting delivery vehicles with camera safety technology and artificial intelligence to capture real-time data (such as following safe distance and road conditions) to identify at-risk driving events. These technologies are used to help keep drivers and the communities where Amazon delivers safe. When this technology was piloted in 2020 on over two million miles of delivery routes, crashes decreased 48%, stop sign violations decreased 20%, driving without a seatbelt decreased 60%, and distracted driving decreased 45%.
•Amazon shared comprehensive companywide goals related to diversity, equity, and inclusion efforts for 2021. Goals include increasing representation of women in tech and science roles, doubling the number of Black directors and VPs for the second year in a row, and having 100% of Amazon employees take inclusion training. In addition, to evaluate progress over time, Amazon increased the amount and specificity of the data shared publicly about its employees. The expanded dataset includes representation by job type, such as front-line associates and corporate employees, and expands historical data to the past three years.
•Amazon pulled forward its annual fall pay review for its U.S. Customer Fulfillment, Delivery, Package Sortation, and Specialty Fulfillment teams, and will be rolling out increases from mid-May through early June. More than 500,000 people will see an increase between at least 50 cents and $3 an hour, which is an investment of over $1 billion in incremental pay for these employees.
•In India, Amazon announced it has added nearly 300,000 new direct and indirect jobs since its last announcement in January 2020, putting the company on track to meet its pledge to create an additional one million new jobs in India by 2025.

Supporting Communities
•Amazon donated and delivered relief and emergency aid supplies—including over one million bottles of water and thousands of items such as flashlights, tents, and search and rescue equipment—to communities impacted by the winter storm crisis in Texas and Mississippi in February and severe storms in Tennessee and Alabama in March.
•Amazon Future Engineer, the company’s computer science education program for students from underserved communities, launched in France and Canada. With this expansion, the program now reaches over one million students globally each year. Amazon Future Engineer also donated $15 million to Code.org to develop a new equity-minded Advanced Placement computer science curriculum, which aims to increase access, participation, and long-term success for high school students from communities underrepresented in tech.
•Amazon announced a year-long partnership with The King Memorial Foundation, the organization responsible for building and maintaining the Martin Luther King, Jr. Memorial in Washington, D.C. Over the next year, AWS will support the Memorial Foundation’s Social Justice Fellows Program, which aims to help program participants develop their professional skills by providing them with mentorship opportunities with Amazon employees, as well as free cloud and STEM training and certification. For the partnership kick-off, Amazon joined the Foundation in a Day of Service project, delivering essential, personal care items to shelters in seven D.C. wards.
•Since January, Amazon has opened its Seattle campus to Virginia Mason Franciscan Health for public COVID-19 vaccinations. As of April 15, nearly 50,000 immunizations have been administered to the public through weekend pop-up clinics staffed by Amazon and community volunteers. Amazon is also providing volunteers and technology to support the Washington State vaccine call center. Since the initiative launched in late March, the system has processed over 100,000 calls and has eliminated wait times.
•Amazon continued its efforts to support children in need across Europe during the COVID-19 pandemic. In the UK, Amazon donated 10,000 Fire tablets to schools lacking technology and delivered more than four million breakfasts to children in need through charity partner Magic Breakfast. In Italy and Spain, Amazon donated millions of euros to over 35,000 schools through a program that allows customers to choose the schools to which Amazon will donate.
•Since 2019, Amazon has worked with the U.S. Department of Agriculture and state agencies to ensure customers in nearly all 50 states can shop for groceries on Amazon using Supplemental Nutrition Assistance Program (SNAP) benefits. Amazon remains committed to increasing food access in the U.S.—especially in healthy food priority areas—and is helping raise awareness among residents about the convenient, safe, and affordably priced grocery delivery options Amazon offers their communities. As part of its ongoing work to increase food access, Amazon is establishing partnerships with local anti-hunger organizations to assist communities in need.
•Amazon added new Alexa features to help provide localized answers to questions on COVID-19 testing and vaccine eligibility, including the ability for customers to find and call nearby vaccine locations for booking appointments.
•Ring announced a new community program with Kids Off the Block, a Chicago-based nonprofit focused on providing local at-risk youth a care center for personal growth and empowerment. Ring also donated 1,000 Ring Video Doorbells and Ring subscriptions to support families and individuals in Chicago neighborhoods.
•Amazon introduced the Alexa Hörfilm skill in Germany, providing blind and visually-impaired customers with access to more than 3,500 TV series and movies with audio description. The skill was developed and built together with DBSV, the German association of blind or visually-impaired persons, and participating TV stations ARD, ZDF, and ARTE.

The Climate Pledge
•Amazon continues to make progress toward powering all its businesses with 100% renewable energy by 2025—five years ahead of the original target of 2030. Amazon has announced a total of 206 renewable energy projects globally, including 71 utility-scale wind and solar projects and 135 rooftop solar installations at facilities and stores worldwide. Amazon is now the largest corporate purchaser of renewable energy globally as well as in Europe, where the company is investing in more than 2.5 gigawatts of renewable energy capacity—enough to power more than two million homes a year.
•Amazon welcomed 52 new signatories to The Climate Pledge, a commitment co-founded by Amazon and Global Optimism to meet the goals of the Paris Agreement 10 years early and achieve net-zero carbon by 2040. More than 100 companies representing over $1.4 trillion in global annual revenues and over five million employees have now joined the pledge, sending an important signal to the market that there will be rapid growth in demand for products and services that help reduce carbon emissions. New signatories include Alaska Airlines, Colgate-Palmolive, HEINEKEN, PepsiCo, Telefónica, and Visa.
•The Climate Pledge Fund invested in Infinium, a renewable electrofuels solution provider, and Turntide Technologies, an electric motor company. These investments help Amazon and other companies meet the goals of The Climate Pledge as we all work together to protect the planet.
•Amazon announced a partnership with Mahindra Electric, a manufacturer of electric vehicles (EVs), to deploy nearly 100 Treo Zor electric vehicles in seven Indian cities as part of Amazon India’s plan to include 10,000 EVs in its delivery fleet by 2025. These EVs are in addition to The Climate Pledge’s commitment to have 100,000 EVs in Amazon’s delivery fleet by 2030.

Empowering Small and Medium-Sized Businesses
•In recognition of International Women’s Day and Women’s History Month, Amazon partnered with Diane von Furstenberg to help empower more than 100 women-owned businesses by launching dedicated women-owned small business stores in the U.S. and a dozen other countries around the world, making it easy for customers to discover and learn about women-owned sellers and shop from their selection of thousands of products. To help raise awareness of women-owned businesses and support their success, von Furstenberg hosted a virtual event on Amazon Live and shared her own experience and insights on being an entrepreneur.
•Amazon celebrated Black History Month by launching a Black-owned small business store with products from third-party sellers, enabling customers to discover and shop from Black business owners. Amazon also hosted an Amazon Live event with celebrities and entrepreneurs Tia Mowry and Karamo Brown during which Black Amazon sellers shared their insights about launching and building a small business.
•Amazon announced the Amazon Launchpad Innovation Awards, a free competition designed to support emerging, innovative European startups. A judging panel will select five startups to each win a €10,000 grant and free access to Amazon Launchpad for one year. The “Startup of the Year” winner will receive an additional €90,000 grant.
•Amazon India announced it has digitized 2.5 million small and medium-sized businesses, enabled cumulative exports worth $3 billion, and announced the $250 million Amazon Smbhav Venture Fund. The fund will encourage the best ideas to digitize small and medium-sized businesses, drive technology-led innovation in agriculture to improve farmer productivity, and enable healthcare access.
•Amazon India announced that more than 50,000 offline retailers and neighborhood stores joined the Local Shops on Amazon program in its first year. It also committed to bringing one million Local Shops online by 2025. Launched in April 2020, the Local Shops on Amazon program helps sellers sustain their livelihoods and jumpstart their businesses.

Shopping
•There are now more than 200 million paid Prime members worldwide. Members have exclusive access to deals every day and especially during Prime Day, which will take place later in the second quarter.
•Amazon continues to innovate and invest in fast, free, and convenient delivery for customers. In the U.S., Same-Day Delivery in as fast as five hours is free on orders over $35 on over three million items in select cities. This is in addition to Free Same-Day Delivery on millions of items in thousands of cities and towns across 47 major U.S. metro areas, plus over 10 million items available for Free One-Day Delivery coast to coast. These fast and efficient deliveries are powered by Amazon’s last mile network of delivery driver partners—small businesses creating tens of thousands of new jobs across the country.
•Amazon continues to expand Amazon Scout, a fully electric autonomous delivery system. Similar in size to a small cooler on wheels, Amazon Scout rolls down the sidewalk at walking pace and delivers items right to customers. Since its launch, Scout has delivered tens of thousands of packages to customers in California, Georgia, Tennessee, and Washington, and the program is continuing to expand to new communities in the U.S.
•The new Prime prescription savings benefit offers pharmacy savings at more than 60,000 participating pharmacies in the U.S., including Amazon Pharmacy. Amazon has helped Prime members save millions of dollars on prescription medications so far this year when paying without insurance, both at Amazon Pharmacy and other local pharmacies.
•Amazon expanded Discover Rooms, an immersive shopping experience that helps customers browse and shop from thousands of home room designs and instantly discover home furnishing product inspiration based on visual attributes. The experience is now available in nine countries, including Canada, France, Germany, India, Italy, Japan, Spain, UK, and the U.S.
•Prime Wardrobe, Amazon’s “try before you buy” offering, expanded selection and launched new innovations for customers, including the ability to chat live with Amazon Stylists for personalized recommendations and trial items recommended by their favorite fashion influencers and websites.
•In the U.S., Amazon launched an expanded assortment of NFL merchandise, including replica jerseys and hats, at amazon.com/NFL. Customers can now shop thousands of additional products on Amazon from NFL Pro Line, Fanatics, New Era, Outerstuff, '47, and other top brands. Amazon also made enhancements to the sports fan shopping experience, including improved navigation in Your Fanshop and personalized game celebrations for customers’ favorite teams.
•Amazon’s Counterfeit Crimes Unit continues to work aggressively with law enforcement, industry associations, brand owners, and academics to bring counterfeit to zero. Examples this quarter include working with the U.S. National Intellectual Property Rights Coordination Center to prevent counterfeit Super Bowl LV merchandise from reaching consumers and partnering with Pennsylvania-based, family-owned card game maker Dutch Blitz and Italian luxury brand Salvatore Ferragamo to file lawsuits against multiple counterfeiters and hold them accountable to the fullest extent of the law.
•In March, Amazon launched Amazon.pl, offering Polish customers a selection of more than 100 million products across more than 30 categories, including products from thousands of European and local Polish businesses. Amazon has been operating in Poland since 2014, has created over 18,000 permanent jobs, and will open its tenth fulfillment center in Swiebodzin in 2021, adding more than 1,000 new jobs to Amazon’s existing network in Poland.
•Amazon opened its first international physical retail stores powered by Just Walk Out technology with the launch of three Amazon Fresh locations in London. These new convenience grocery stores sell a range of products, including the new “by Amazon” private brand, and enable shoppers to enter a store, grab what they want, and leave without stopping to check out. There are now 15 Amazon Fresh physical stores around the world.
•Amazon Fresh grocery stores expanded into four new communities in the U.S.: Oak Lawn, Illinois; Bloomingdale, Illinois; Fullerton, California; and Long Beach, California, creating hundreds of regular full- and part-time jobs in each community with starting wages of at least $15 per hour and comprehensive benefits.
•Amazon announced that millions of Prime members now have access to Key In-Garage Grocery Delivery in more than 5,000 cities and towns in the U.S., enabling them to enjoy free, contactless, and secure in-garage delivery of grocery orders from Whole Foods Market and Amazon Fresh.
•Amazon One—a fast, convenient, contactless way for people to use their palm to enter, identify, and pay—launched as a payment option at Whole Foods Market, starting with the Madison Broadway store in Seattle. Amazon One will be added as a payment option at additional Whole Foods Market stores in the Seattle area in the coming months.
•Delaware North, a global leader in hospitality and food service, announced the opening of two checkout-free convenience stores using Amazon’s Just Walk Out technology at TD Garden, an entertainment venue in Boston and home of the Boston Celtics and Boston Bruins.
•Amazon Business, the company’s global procurement solution, now serves more than five million businesses and generated $25 billion in worldwide annualized sales. More than half of unit sales are from third-party sellers, such as women-, minority-, or veteran-owned businesses that have been certified by U.S. diversity-certifying organizations such as the Department of Veterans Affairs and Women’s Business Enterprise National Council. In the U.S., Amazon Business serves 45 states and 80 of the Fortune 100 companies, including Citigroup, Intel, Cisco, and ExxonMobil.
•Amazon continues to expand its air cargo network to meet growing customer demand. In January, the company announced the purchase of 11 aircraft from Delta and WestJet to expand its Amazon Air fleet to more than 85 aircraft by the end of 2022. Amazon also announced new Amazon Air sites in Toledo, Ohio and Fairbanks, Alaska, and plans to expand existing operations in Canada this summer.

Entertainment
•This quarter marked Amazon Studios’ most successful awards season to date and the first time a streaming service has won a best picture Golden Globe award from the Hollywood Foreign Press Association. Original titles earned 10 Golden Globe nominations and three awards for Small Axe (Supporting Actor John Boyega) and Borat Subsequent Moviefilm (Best Picture Musical/Comedy and Best Actor Musical/Comedy). Amazon Studios also earned 12 Academy Award nominations, a record for the studio, across four films: One Night in Miami…, Borat Subsequent Moviefilm, Time, and Sound of Metal, which won two awards (Best Sound and Best Film Editing).
•Coming 2 America launched worldwide on Prime Video, becoming the #1 streamed movie its opening weekend and the #1 opening weekend for a streamed movie this year according to Screen Engine/ASI. Regina King’s feature directorial debut One Night in Miami… also launched to critical acclaim, receiving numerous accolades, including a Critics’ Choice Award as well as Golden Globe, SAG, and Oscar nominations. In addition, new Amazon Original Invincible premiered to praise from TV critics, and Prime Video debuted Local Originals The Stand (Canada), Guerra de Likes (Mexico), The Great Escapists (UK), La Templanza (Spain), and We Children from Bahnhof Zoo (Germany).
•Amazon Studios continues to invest in diverse creators and content. This quarter, Amazon Studios announced new series for Prime Video, including a Mr. and Mrs. Smith remake created by and starring Phoebe Waller-Bridge and Donald Glover, as well as a young adult series The Summer I Turned Pretty from writer Jenny Han. The studio also announced that the sci-fi action film The Tomorrow War from Skydance Media starring Chris Pratt will premiere on July 2.
•Amazon announced that Prime Video will become the exclusive home for Thursday Night Football beginning in 2023—making Prime Video the first streaming service to secure an exclusive national broadcast package from the NFL. The 10-year deal gives tens of millions of U.S. Prime members exclusive access to must-watch live football on Prime Video and also expands the Thursday Night Football package from 11 to 15 regular-season games.
•Amazon, the New York Yankees, and YES Network announced 21 regular-season games will stream on Prime Video in 2021. All games will be available to stream throughout New York State, Connecticut, northeast Pennsylvania, and north and central New Jersey at no additional cost to Prime members. All Yankees games on Prime Video this season will feature Amazon’s exclusive X-Ray technology, which gives real-time access to live in-game stats, team and player details, and real-time play-by-play information. In addition, Prime Video will air a new 15-minute pregame show ahead of the first pitch for every Prime Video broadcast.
•The Live Sports offering for Prime Video continues to grow internationally. In the first quarter, Prime Video broadcast five additional Premier League football matches in the UK. Prime Video also kicked off 2021 coverage of the ATP and WTA Tour tennis tournaments, including exclusive coverage of the Miami Open. In Australia, Prime Video announced an exclusive, two-year, live broadcast streaming deal to distribute the Australian Swimming championship events globally on Prime Video at no additional cost to Prime members.
•Amazon Music continues to expand its international reach of podcasts, launching localized offerings in France, Italy, Spain, and India for customers across all streaming tiers, at no additional cost. Amazon Music also announced the integration of artist merchandise into the Amazon Music app, providing a new shopping experience for music fans. Customers can now shop a curated, Prime-eligible selection of artist merchandise while listening to their favorite music, uninterrupted.

Amazon Devices and Services
•Amazon introduced the next generation of Echo Buds, featuring an all-new design, premium audio, custom-designed Active Noise Cancellation technology, wireless charging capabilities, improved microphones, and hands-free access to Alexa.
•Amazon announced Build It, a new Day 1 Editions program that gives customers a say in the devices Amazon builds next. The first wave of concepts included a Smart Sticky Note Printer, a Smart Nutrition Scale, and a Smart Cuckoo Clock. In just three days, the Smart Sticky Note Printer hit its pre-order goal and is being built.
•Amazon announced new Alexa features, such as Music Sharing with Alexa, which allows users to share songs with friends and family who are Alexa contacts, and Alexa for Xbox, which gives U.S. and Canadian customers more ways to interact with their consoles using their voice—such as asking Alexa to download games remotely through Xbox’s Game Pass service.
•Amazon launched a new Alexa Prize TaskBot Challenge, in which university teams will compete to develop conversational AI agents to help customers complete tasks requiring multiple steps and decisions. It is the first conversational AI challenge to incorporate multimodal—voice and vision—customer experiences.
•As part of the Fairness in AI program, the National Science Foundation and Amazon announced the next cohort of 37 researchers focused on 11 projects covering a range of topics, including: theoretical and algorithmic foundations; principles for human interaction with AI systems; technologies such as natural language understanding and computer vision; and applications including hiring decisions, education, criminal justice, and human services.
•Ring introduced Ring Video Doorbell Pro 2 and Ring Floodlight Cam Wired Pro, both featuring 3D Motion Detection and Bird’s Eye View powered by radar technology. Ring also announced several other products and features, including Ring Video Doorbell 4, Smart Responses and Geofence for compatible devices, and Ring Alarm (2nd Gen) for the UK and Europe.
•Amazon launched the Alexa Built-in experience in Lamborghini’s Huracán EVO, the first vehicle to offer online car control capabilities with Alexa embedded. Amazon also launched the first application of the Alexa Connected Vehicle Skills API with Nissan, and Garmin announced it is the first Tier 1 automotive supplier to integrate Alexa Custom Assistant in its In-Vehicle Infotainment systems. Jeep announced Wagoneer and Grand Wagoneer models will be the first to launch Fire TV for Auto, an on-the-go entertainment experience.

Amazon Web Services
•AWS announced significant customer momentum, with new commitments and migrations from customers spanning many major industries.
•In telecommunications, DISH is leveraging AWS’s advanced, reliable, and secure infrastructure to build a cloud-based, 5G Open Radio Access Network (O-RAN) to deliver consistent, cost-effective performance from the cloud to the edge of the network.
•The media and entertainment industry continues to move to AWS at a rapid pace with The Walt Disney Company working with AWS on the expansion of Disney+ to more than 100 million subscribers around the world.
•Some of the world’s most renowned sports leagues are choosing AWS as their technology provider to transform the fan experience. For example, the National Hockey League (NHL) uses artificial intelligence, machine learning, and other AWS technologies to create new viewing experiences and in-depth stats and analytics, and the PGA TOUR (TOUR) uses AWS cloud and machine learning technologies to transform the way golf content is created, distributed, and experienced. The German Bundesliga, Germany’s top national football league, uses AWS to power three new Bundesliga Match Facts to give fans deeper insights into action on the pitch, while Formula 1 (F1) uses a range of AWS technologies, including machine learning, for six new F1 Insights for the 2021 season that help motor racing fans understand the strategy of their favorite driver.
•Automotive companies continue to choose AWS to support the development of their next-generation vehicles. Continental, one of the world’s largest automotive parts manufacturers, announced they are collaborating with AWS to develop the Continental Automotive Edge Platform (CAEdge), which will allow automakers to develop, deploy, and manage code to run connected and autonomous vehicles. In addition, AWS and Torc Robotics, a subsidiary of Daimler Truck AG, are collaborating to scale an autonomous truck development platform in the cloud so that Torc Robotics can accelerate testing and commercialization of autonomous driving technology. And ABB announced a collaboration with AWS to create a cloud-based fleet management system for electric vehicles, helping companies accelerate electrification of their fleets while maintaining business continuity.
•AWS announced the launch of a second full region in Japan—the AWS Asia Pacific (Osaka) Region—which is an expansion of the existing AWS Osaka Local Region. The new region consists of three Availability Zones (AZs) and joins the existing 25 Availability Zones in eight AWS Regions across Asia Pacific in Beijing, Hong Kong, Mumbai, Ningxia, Seoul, Singapore, Sydney, and Tokyo. Globally, AWS has 80 Availability Zones across 25 geographic regions, with plans to launch 15 more Availability Zones and five more AWS Regions in Australia, India, Indonesia, Spain, and Switzerland.
•AWS and Red Hat announced the general availability of Red Hat OpenShift Service on AWS (ROSA), a new managed service that makes it easier for Red Hat OpenShift customers to build, scale, and manage containerized applications on AWS. With ROSA, customers can enjoy more simplified Kubernetes cluster creation without the burden of manually scaling and managing the underlying infrastructure. ROSA streamlines moving on-premises Red Hat OpenShift workloads to AWS and offers a tighter integration with other AWS technologies.
•AWS announced the general availability of AQUA (Advanced Query Accelerator) for Amazon Redshift, an innovative new distributed and hardware-accelerated cache that delivers up to ten times better query performance than other cloud data warehouses. AQUA brings compute to the storage layer, helping customers avoid networking bandwidth limitations by eliminating unnecessary data movement between where data is stored and compute clusters. With AQUA, customers have more up-to-date dashboards, save development time, and their systems are easier to maintain.
•AWS announced the general availability of Amazon Elastic Compute Cloud (EC2) X2gd instances, the next generation of advanced, memory-optimized instances powered by AWS-designed, Arm-based Graviton2 processors. New X2gd instances deliver up to 55% better price/performance compared to current generation x86-based X1 instances, while also offering increased memory per vCPU compared to other Graviton2-based instances. Together, the higher performance and additional memory of X2gd instances make it possible for customers to more efficiently run memory intensive workloads like in-memory databases, relational databases, electronic design automation (EDA) workloads, real-time analytics, and real-time caching servers.
•AWS announced Amazon Lookout for Equipment, a new service that uses AWS-developed machine learning models to help customers perform predictive maintenance on the equipment in their facilities. Amazon Lookout for Equipment ingests sensor data from a customer’s industrial equipment (e.g., pressure, flow rate, RPMs, temperature, and power), and then trains a unique machine learning model to accurately predict early warning signs of machine failure or suboptimal performance using real-time data streams from the customer’s equipment. With Amazon Lookout for Equipment, customers can detect abnormalities with speed and precision, quickly diagnose issues, reduce false alerts, and avoid expensive downtime by taking action before machine failures occur.
•AWS announced the general availability of Amazon Lookout for Vision, a service that analyzes images using computer vision and sophisticated machine learning capabilities to spot product or process defects and anomalies. By employing advanced machine learning techniques, Amazon Lookout for Vision is able to train a model using as few as 30 images, which can help detect manufacturing and production defects (e.g., cracks, dents, incorrect color, irregular shape, etc.) in their products and prevent costly errors from progressing down an operational line and reaching customers.
•AWS announced the general availability of Amazon Lookout for Metrics, a new fully managed machine learning service that helps customers monitor the most important metrics for their business (e.g., revenue, web page views, active users, transaction volume, and mobile app installations) with greater speed and accuracy. The service also makes it easier to diagnose the root cause of anomalies like unexpected dips in revenue, high rates of abandoned shopping carts, spikes in payment transaction failures, increases in new user sign-ups, and more.
•AWS announced new Amazon Elastic File System (EFS) One Zone storage classes that reduce storage costs by 47%, compared to existing Amazon EFS storage classes, while delivering the same features and benefits. One Zone storage classes redundantly store data within a single Availability Zone (AZ). These are ideal for customers who want cost-optimized file storage for workloads and applications (e.g., content management, developer applications, etc.) that do not require the level of availability and durability offered by regional Amazon EFS storage classes, which redundantly store data across multiple geographically separated AZs.

Financial Guidance
The following forward-looking statements reflect Amazon.com’s expectations as of April 29, 2021, and are subject to substantial uncertainty. Our results are inherently unpredictable and may be materially affected by many factors, such as fluctuations in foreign exchange rates, changes in global economic conditions and customer spending, world events, the rate of growth of the Internet, online commerce, and cloud services, and the various factors detailed below. This guidance reflects our estimates as of April 29, 2021 regarding the impact of the COVID-19 pandemic on our operations, including those discussed above, and is highly dependent on numerous factors that we may not be able to predict or control, including: the duration and scope of the pandemic, including any recurrence; actions taken by governments, businesses, and individuals in response to the pandemic; the impact of the pandemic on global and regional economies and economic activity, workforce staffing and productivity, and our significant and continuing spending on employee safety measures; our ability to continue operations in affected areas; and consumer demand and spending patterns, as well as the effects on suppliers, creditors, and third-party sellers, all of which are uncertain. This guidance also assumes the impacts on consumer demand and spending patterns, including impacts due to concerns over the current economic outlook, will be in line with those experienced during the second quarter of 2021 to date, and the additional assumptions set forth below. However, it is not possible to determine the ultimate impact on our operations for the second quarter of 2021, or whether other currently unanticipated direct or indirect consequences of the pandemic are reasonably likely to materially affect our operations.
Second Quarter 2021 Guidance
•Net sales are expected to be between $110.0 billion and $116.0 billion, or to grow between 24% and 30% compared with second quarter 2020. This guidance anticipates a favorable impact of approximately 200 basis points from foreign exchange rates.
•Operating income is expected to be between $4.5 billion and $8.0 billion, compared with $5.8 billion in second quarter 2020. This guidance assumes approximately $1.5 billion of costs related to COVID-19.
•This guidance assumes that Prime Day occurs in second quarter 2021.
•This guidance assumes, among other things, that no additional business acquisitions, investments, restructurings, or legal settlements are concluded.

A conference call will be webcast live today at 2:30 p.m. PT/5:30 p.m. ET, and will be available for at least three months at amazon.com/ir. This call will contain forward-looking statements and other material information regarding the Company’s financial and operating results.

These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including, in addition to the factors discussed above, the amount that Amazon.com invests in new business opportunities and the timing of those investments, the mix of products and services sold to customers, the mix of net sales derived from products as compared with services, the extent to which we owe income or other taxes, competition, management of growth, potential fluctuations in operating results, international growth and expansion, the outcomes of claims, litigation, government investigations, and other proceedings, fulfillment, sortation, delivery, and data center optimization, risks of inventory management, variability in demand, the degree to which the Company enters into, maintains, and develops commercial agreements, proposed and completed acquisitions and strategic transactions, payments risks, and risks of fulfillment throughput and productivity. Other risks and uncertainties include, among others, risks related to new products, services, and technologies, system interruptions, government regulation and taxation, and fraud. In addition, additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may give rise to or amplify many of these risks. More information about factors that potentially could affect Amazon.com’s financial results is included in Amazon.com’s filings with the Securities and Exchange Commission (“SEC”), including its most recent Annual Report on Form 10-K and subsequent filings.

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AMAZON.COM, INC.
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2020	2021	2020	2021

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	$36,410	$42,377	$23,507	$27,505
OPERATING ACTIVITIES:
Net income	2,535	8,107	10,563	26,903
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization of property and equipment and capitalized content costs, operating lease assets, and other	5,362	7,508	22,297	27,397
Stock-based compensation	1,757	2,306	7,347	9,757
Other operating expense (income), net	67	30	244	(108)
Other expense (income), net	565	(1,456)	451	(4,603)
Deferred income taxes	322	1,703	704	827
Changes in operating assets and liabilities:
Inventories	1,392	(304)	(2,605)	(4,545)
Accounts receivable, net and other	1,262	(2,255)	(6,018)	(11,686)
Accounts payable	(8,044)	(8,266)	6,532	17,258
Accrued expenses and other	(2,761)	(4,060)	(1,213)	4,455
Unearned revenue	607	900	1,430	1,558
Net cash provided by (used in) operating activities	3,064	4,213	39,732	67,213
INVESTING ACTIVITIES:
Purchases of property and equipment	(6,795)	(12,082)	(20,365)	(45,427)
Proceeds from property and equipment sales and incentives	1,367	895	4,970	4,624
Acquisitions, net of cash acquired, and other	(91)	(630)	(1,384)	(2,864)
Sales and maturities of marketable securities	11,626	17,826	31,664	56,437
Purchases of marketable securities	(15,001)	(14,675)	(39,938)	(72,153)
Net cash provided by (used in) investing activities	(8,894)	(8,666)	(25,053)	(59,383)
FINANCING ACTIVITIES:
Proceeds from short-term debt, and other	617	1,926	1,934	8,105
Repayments of short-term debt, and other	(631)	(2,001)	(1,860)	(7,547)
Proceeds from long-term debt	76	111	842	10,560
Repayments of long-term debt	(36)	(39)	(1,140)	(1,556)
Principal repayments of finance leases	(2,600)	(3,406)	(10,013)	(11,448)
Principal repayments of financing obligations	(17)	(67)	(43)	(103)
Net cash provided by (used in) financing activities	(2,591)	(3,476)	(10,280)	(1,989)
Foreign currency effect on cash, cash equivalents, and restricted cash	(484)	(293)	(401)	809
Net increase (decrease) in cash, cash equivalents, and restricted cash	(8,905)	(8,222)	3,998	6,650
CASH, CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$27,505	$34,155	$27,505	$34,155
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest on debt	$290	$276	$879	$902
Cash paid for operating leases	1,029	1,640	3,680	5,086
Cash paid for interest on finance leases	168	157	650	601
Cash paid for interest on financing obligations	22	33	59	113
Cash paid for income taxes, net of refunds	305	801	1,017	2,209
Assets acquired under operating leases	2,408	3,536	9,403	17,345
Property and equipment acquired under finance leases	2,166	2,067	13,262	11,489
Property and equipment acquired under build-to-suit arrangements	379	887	1,304	2,775

AMAZON.COM, INC.
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended March 31,
	2020	2021

Net product sales	$41,841	$57,491
Net service sales	33,611	51,027
Total net sales	75,452	108,518
Operating expenses:
Cost of sales	44,257	62,403
Fulfillment	11,531	16,530
Technology and content	9,325	12,488
Marketing	4,828	6,207
General and administrative	1,452	1,987
Other operating expense (income), net	70	38
Total operating expenses	71,463	99,653
Operating income	3,989	8,865
Interest income	202	105
Interest expense	(402)	(399)
Other income (expense), net	(406)	1,697
Total non-operating income (expense)	(606)	1,403
Income before income taxes	3,383	10,268
Provision for income taxes	(744)	(2,156)
Equity-method investment activity, net of tax	(104)	(5)
Net income	$2,535	$8,107
Basic earnings per share	$5.09	$16.09
Diluted earnings per share	$5.01	$15.79
Weighted-average shares used in computation of earnings per share:
Basic	498	504
Diluted	506	513

AMAZON.COM, INC.
Consolidated Statements of Comprehensive Income
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2021

Net income	$2,535	$8,107
Other comprehensive income (loss):
Foreign currency translation adjustments, net of tax of $21 and $13	(874)	(374)
Net change in unrealized gains (losses) on available-for-sale debt securities:
Unrealized gains (losses), net of tax of $12 and $30	(203)	(98)
Reclassification adjustment for losses (gains) included in “Other income (expense), net,” net of tax of $0 and $4	—	(14)
Net unrealized gains (losses) on available-for-sale debt securities	(203)	(112)
Total other comprehensive income (loss)	(1,077)	(486)
Comprehensive income	$1,458	$7,621

AMAZON.COM, INC.
Segment Information
(in millions)
(unaudited)

	Three Months Ended March 31,
	2020	2021

North America
Net sales	$46,127	$64,366
Operating expenses	44,815	60,916
Operating income	$1,312	$3,450

International
Net sales	$19,106	$30,649
Operating expenses	19,504	29,397
Operating income (loss)	$(398)	$1,252

AWS
Net sales	$10,219	$13,503
Operating expenses	7,144	9,340
Operating income	$3,075	$4,163

Consolidated
Net sales	$75,452	$108,518
Operating expenses	71,463	99,653
Operating income	3,989	8,865
Total non-operating income (expense)	(606)	1,403
Provision for income taxes	(744)	(2,156)
Equity-method investment activity, net of tax	(104)	(5)
Net income	$2,535	$8,107

Segment Highlights:
Y/Y net sales growth:
North America	29%	40%
International	18	60
AWS	33	32
Consolidated	26	44
Net sales mix:
North America	61%	59%
International	25	28
AWS	14	13
Consolidated	100%	100%

AMAZON.COM, INC.
Consolidated Balance Sheets
(in millions, except per share data)

	December 31, 2020	March 31, 2021
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$42,122	$33,834
Marketable securities	42,274	39,436
Inventories	23,795	23,849
Accounts receivable, net and other	24,542	24,289
Total current assets	132,733	121,408
Property and equipment, net	113,114	121,461
Operating leases	37,553	39,328
Goodwill	15,017	15,220
Other assets	22,778	25,660
Total assets	$321,195	$323,077
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$72,539	$63,926
Accrued expenses and other	44,138	40,939
Unearned revenue	9,708	10,539
Total current liabilities	126,385	115,404
Long-term lease liabilities	52,573	53,067
Long-term debt	31,816	31,868
Other long-term liabilities	17,017	19,418
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value:
Authorized shares — 500
Issued and outstanding shares — none	—	—
Common stock, $0.01 par value:
Authorized shares — 5,000
Issued shares — 527 and 528
Outstanding shares — 503 and 504	5	5
Treasury stock, at cost	(1,837)	(1,837)
Additional paid-in capital	42,865	45,160
Accumulated other comprehensive income (loss)	(180)	(666)
Retained earnings	52,551	60,658
Total stockholders’ equity	93,404	103,320
Total liabilities and stockholders’ equity	$321,195	$323,077

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except per share data)
(unaudited)

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Y/Y % Change
Cash Flows and Shares
Operating cash flow -- trailing twelve months (TTM)	$38,514	$39,732	$51,220	$55,292	$66,064	$67,213	69%
Operating cash flow -- TTM Y/Y growth	25%	16%	42%	56%	72%	69%	N/A
Purchases of property and equipment, net of proceeds from sales and incentives -- TTM	$12,689	$15,395	$19,368	$25,791	$35,044	$40,803	165%
Principal repayments of finance leases -- TTM	$9,628	$10,013	$10,504	$11,054	$10,642	$11,448	14%
Principal repayments of financing obligations -- TTM	$27	$43	$56	$68	$53	$103	140%
Equipment acquired under finance leases -- TTM (1)	$12,916	$12,209	$11,952	$11,116	$9,104	$8,936	(27)%
Principal repayments of all other finance leases -- TTM (2)	$392	$407	$415	$413	$427	$525	29%
Free cash flow -- TTM (3)	$25,825	$24,337	$31,852	$29,501	$31,020	$26,410	9%
Free cash flow less principal repayments of finance leases and financing obligations -- TTM (4)	$16,170	$14,281	$21,292	$18,379	$20,325	$14,859	4%
Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations -- TTM (5)	$12,490	$11,678	$19,429	$17,904	$21,436	$16,846	44%
Common shares and stock-based awards outstanding	512	513	517	518	518	519	1%
Common shares outstanding	498	499	501	502	503	504	1%
Stock-based awards outstanding	14	14	16	16	15	15	5%
Stock-based awards outstanding -- % of common shares outstanding	2.9%	2.8%	3.2%	3.3%	3.0%	2.9%	N/A
Results of Operations
Worldwide (WW) net sales	$87,437	$75,452	$88,912	$96,145	$125,555	$108,518	44%
WW net sales -- Y/Y growth, excluding F/X	21%	27%	41%	36%	42%	41%	N/A
WW net sales -- TTM	$280,522	$296,274	$321,782	$347,946	$386,064	$419,130	41%
WW net sales -- TTM Y/Y growth, excluding F/X	22%	23%	28%	31%	37%	40%	N/A
Operating income	$3,879	$3,989	$5,843	$6,194	$6,873	$8,865	122%
F/X impact -- favorable (unfavorable)	$16	$63	$111	$133	$142	$107	N/A
Operating income -- Y/Y growth (decline), excluding F/X	2%	(11)%	86%	92%	74%	120%	N/A
Operating margin -- % of WW net sales	4.4%	5.3%	6.6%	6.4%	5.5%	8.2%	N/A
Operating income -- TTM	$14,541	$14,109	$16,868	$19,905	$22,899	$27,775	97%
Operating income -- TTM Y/Y growth (decline), excluding F/X	16%	(6)%	11%	36%	54%	93%	N/A
Operating margin -- TTM % of WW net sales	5.2%	4.8%	5.2%	5.7%	5.9%	6.6%	N/A
Net income	$3,268	$2,535	$5,243	$6,331	$7,222	$8,107	220%
Net income per diluted share	$6.47	$5.01	$10.30	$12.37	$14.09	$15.79	215%
Net income -- TTM	$11,588	$10,563	$13,180	$17,377	$21,331	$26,903	155%
Net income per diluted share -- TTM	$23.01	$20.93	$26.04	$34.21	$41.83	$52.59	151%
______________________________
(1)For the twelve months ended March 31, 2020 and 2021, this amount relates to equipment included in “Property and equipment acquired under finance leases” of $13,262 million and $11,489 million.
(2)For the twelve months ended March 31, 2020 and 2021, this amount relates to property included in “Principal repayments of finance leases” of $10,013 million and $11,448 million.
(3)Free cash flow is cash flow from operations reduced by “Purchases of property and equipment, net of proceeds from sales and incentives.”
(4)Free cash flow less principal repayments of finance leases and financing obligations is free cash flow reduced by “Principal repayments of finance leases” and “Principal repayments of financing obligations.”
(5)Free cash flow less equipment finance leases and principal repayments of all other finance leases and financing obligations is free cash flow reduced by equipment acquired under finance leases, which is included in “Property and equipment acquired under finance leases,” principal repayments of all other finance lease liabilities, which is included in “Principal repayments of finance leases,” and “Principal repayments of financing obligations.”

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions)
(unaudited)

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Y/Y % Change
Segments
North America Segment:
Net sales	$53,670	$46,127	$55,436	$59,373	$75,346	$64,366	40%
Net sales -- Y/Y growth, excluding F/X	22%	29%	44%	39%	40%	39%	N/A
Net sales -- TTM	$170,773	$181,088	$197,871	$214,606	$236,282	$254,521	41%
Operating income	$1,900	$1,312	$2,141	$2,252	$2,946	$3,450	163%
F/X impact -- favorable (unfavorable)	$(3)	$5	$(4)	$—	$7	$8	N/A
Operating income -- Y/Y growth (decline), excluding F/X	(16)%	(43)%	37%	76%	55%	162%	N/A
Operating margin -- % of North America net sales	3.5%	2.8%	3.9%	3.8%	3.9%	5.4%	N/A
Operating income -- TTM	$7,033	$6,057	$6,634	$7,604	$8,651	$10,789	78%
Operating margin -- TTM % of North America net sales	4.1%	3.4%	3.4%	3.5%	3.7%	4.2%	N/A
International Segment:
Net sales	$23,813	$19,106	$22,668	$25,171	$37,467	$30,649	60%
Net sales -- Y/Y growth, excluding F/X	15%	20%	41%	33%	50%	50%	N/A
Net sales -- TTM	$74,723	$77,637	$83,935	$90,758	$104,412	$115,955	49%
Operating income (loss)	$(617)	$(398)	$345	$407	$363	$1,252	N/A
F/X impact -- favorable (unfavorable)	$(7)	$(5)	$32	$152	$232	$270	N/A
Operating income/loss -- Y/Y growth (decline), excluding F/X	(5)%	338%	N/A	N/A	N/A	347%	N/A
Operating margin -- % of International net sales	(2.6)%	(2.1)%	1.5%	1.6%	1.0%	4.1%	N/A
Operating income (loss) -- TTM	$(1,693)	$(2,001)	$(1,055)	$(262)	$717	$2,367	N/A
Operating margin -- TTM % of International net sales	(2.3)%	(2.6)%	(1.3)%	(0.3)%	0.7%	2.0%	N/A
AWS Segment:
Net sales	$9,954	$10,219	$10,808	$11,601	$12,742	$13,503	32%
Net sales -- Y/Y growth, excluding F/X	34%	33%	29%	29%	28%	32%	N/A
Net sales -- TTM	$35,026	$37,549	$39,976	$42,582	$45,370	$48,654	30%
Operating income	$2,596	$3,075	$3,357	$3,535	$3,564	$4,163	35%
F/X impact -- favorable (unfavorable)	$26	$63	$83	$(20)	$(96)	$(171)	N/A
Operating income -- Y/Y growth, excluding F/X	18%	36%	54%	57%	41%	41%	N/A
Operating margin -- % of AWS net sales	26.1%	30.1%	31.1%	30.5%	28.0%	30.8%	N/A
Operating income -- TTM	$9,201	$10,053	$11,289	$12,563	$13,531	$14,619	45%
Operating margin -- TTM % of AWS net sales	26.3%	26.8%	28.2%	29.5%	29.8%	30.0%	N/A

AMAZON.COM, INC.
Supplemental Financial Information and Business Metrics
(in millions, except employee data)
(unaudited)

	Q4 2019	Q1 2020	Q2 2020	Q3 2020	Q4 2020	Q1 2021	Y/Y % Change
Net Sales
Online stores (1)	$45,657	$36,652	$45,896	$48,350	$66,451	$52,901	44%
Online stores -- Y/Y growth, excluding F/X	15%	25%	49%	37%	43%	41%	N/A
Physical stores (2)	$4,363	$4,640	$3,774	$3,788	$4,022	$3,920	(16)%
Physical stores -- Y/Y growth, excluding F/X	(1)%	8%	(13)%	(10)%	(7)%	(16)%	N/A
Third-party seller services (3)	$17,446	$14,479	$18,195	$20,436	$27,327	$23,709	64%
Third-party seller services -- Y/Y growth, excluding F/X	31%	31%	53%	53%	54%	60%	N/A
Subscription services (4)	$5,235	$5,556	$6,018	$6,572	$7,061	$7,580	36%
Subscription services -- Y/Y growth, excluding F/X	32%	29%	30%	32%	34%	34%	N/A
AWS	$9,954	$10,219	$10,808	$11,601	$12,742	$13,503	32%
AWS -- Y/Y growth, excluding F/X	34%	33%	29%	29%	28%	32%	N/A
Other (5)	$4,782	$3,906	$4,221	$5,398	$7,952	$6,905	77%
Other -- Y/Y growth, excluding F/X	41%	44%	41%	49%	64%	73%	N/A

Stock-based Compensation Expense
Cost of sales	$43	$41	$76	$75	$91	$90	116%
Fulfillment	$286	$260	$417	$316	$364	$342	31%
Technology and content	$1,007	$961	$1,421	$1,267	$1,412	$1,228	28%
Marketing	$322	$332	$456	$446	$476	$456	38%
General and administrative	$182	$163	$231	$184	$219	$190	16%
Total stock-based compensation expense	$1,840	$1,757	$2,601	$2,288	$2,562	$2,306	31%
Other
WW shipping costs	$12,884	$10,936	$13,652	$15,063	$21,465	$17,162	57%
WW shipping costs -- Y/Y growth	43%	49%	68%	57%	67%	57%	N/A
WW paid units -- Y/Y growth (6)	22%	32%	57%	46%	47%	44%	N/A
WW seller unit mix -- % of WW paid units (6)	53%	52%	53%	54%	55%	55%	N/A
Employees (full-time and part-time; excludes contractors & temporary personnel)	798,000	840,400	876,800	1,125,300	1,298,000	1,271,000	51%
Employees (full-time and part-time; excludes contractors & temporary personnel) -- Y/Y growth	23%	33%	34%	50%	63%	51%	N/A
________________________
(1)Includes product sales and digital media content where we record revenue gross. We leverage our retail infrastructure to offer a wide selection of consumable and durable goods that includes media products available in both a physical and digital format, such as books, videos, games, music, and software. These product sales include digital products sold on a transactional basis. Digital product subscriptions that provide unlimited viewing or usage rights are included in “Subscription services.”
(2)Includes product sales where our customers physically select items in a store. Sales to customers who order goods online for delivery or pickup at our physical stores are included in “Online stores.”
(3)Includes commissions and any related fulfillment and shipping fees, and other third-party seller services.
(4)Includes annual and monthly fees associated with Amazon Prime memberships, as well as digital video, audiobook, digital music, e-book, and other non-AWS subscription services.
(5)Primarily includes sales of advertising services, as well as sales related to our other service offerings.
(6)Excludes the impact of Whole Foods Market.

Amazon.com, Inc.
Certain Definitions
Customer Accounts
•References to customers mean customer accounts established when a customer places an order through one of our stores. Customer accounts exclude certain customers, including customers associated with certain of our acquisitions, Amazon Payments customers, AWS customers, and the customers of select companies with whom we have a technology alliance or marketing and promotional relationship. Customers are considered active when they have placed an order during the preceding twelve-month period.
Seller Accounts
•References to sellers means seller accounts, which are established when a seller receives an order from a customer account. Sellers are considered active when they have received an order from a customer during the preceding twelve-month period.

AWS Customers

•References to AWS customers mean unique AWS customer accounts, which are unique customer account IDs that are eligible to use AWS services. This includes AWS accounts in the AWS free tier. Multiple users accessing AWS services via one account ID are counted as a single account. Customers are considered active when they have had AWS usage activity during the preceding one-month period.
Units
•References to units mean physical and digital units sold (net of returns and cancellations) by us and sellers in our stores as well as Amazon-owned items sold in other stores. Units sold are paid units and do not include units associated with AWS, certain acquisitions, certain subscriptions, rental businesses, or advertising businesses, or Amazon gift cards.

Contacts:

Amazon Investor Relations	Amazon Public Relations
Dave Fildes, amazon-ir@amazon.com	Dan Perlet, amazon-pr@amazon.com
amazon.com/ir	amazon.com/pr